UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2014

ALTEGRIS WINTON FUTURES FUND, L.P.
(Exact name of registrant as specified in its charter)

COLORADO	000-53348	84-1496732
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

c/o ALTEGRIS PORTFOLIO MANAGEMENT, INC.
1200 Prospect Street Suite 400
La Jolla, California 92037
(Address of principal executive offices)
Registrant’s telephone number, including area code: (858) 459-7040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On July 1, 2014, the Partnership, Winton Capital Management Limited (the “Advisor”) and Altegris Portfolio Management, Inc. (d/b/a Altegris Funds) (the “General Partner”) entered into an Amendment Agreement to supplement and amend the Trading Advisory Agreement among the Partnership, the Advisor and the General Partner dated 12 April 1999.  The amendment modifies the duties of the Advisor such that the Advisor’s responsibility for managing the Partnership’s commodity trading activities is subject to the overall risk management oversight of the General Partner, states that such management must be in accordance with risk management principles and parameters as communicated by the General Partner from time to time, provides for immediate termination if the Advisor is not willing or able to agree to such principles and parameters, and provides a requirement of notice of any breaches.  The amendment sets forth the General Partner’s overall responsibility for the risk management of the Partnership, which includes:  (a) returns monitoring, (b) VaR monitoring; and (c) exposure monitoring.  The General Partner and the Advisor further agree to negotiate in good faith to effect amendments as may be required to avoid the Advisor becoming an Alternative Investment Fund Manager within the meaning of the European Union Alternative Investment Fund Managers Directive.  The Partnership and General Partner represent and warrant to the Advisor that the Partnership is a “qualified eligible person” and “eligible contract participant” under the Commodity Exchange Act.  The Partnership consents to having the Advisor transact block trades involving swaps or large notional off-facility swaps on its behalf and to the aggregation of its orders with orders for other customers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Partnership has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 30, 2014

ALTEGRIS WINTON FUTURES FUND, L.P.

By: ALTEGRIS PORTFOLIO MANAGEMENT, INC.
(d/b/a Altegris Funds), its general partner

By:	/s/ Kenneth I. McGuire
Name: Kenneth I. McGuire
Title: Executive Vice President and COO